                                                                Exhibit 99(c)(4)

[GOLDMAN SACHS LOGO]                                        HIGHLY CONFIDENTIAL





         PROJECT SUNBEAR




         PRESENTATION TO THE SPECIAL COMMITTEE






         GOLDMAN, SACHS & CO.
         APRIL 18, 2001

TABLE OF EXHIBITS



                                                                  EXHIBIT
                                                                  -------
Executive Summary                                                    1

Banking Industry Overview                                            2

Overview of Neptune                                                  3

Analysis of 1998 Neptune Merger                                      4

Summary Pro Forma Analysis with Blue                                 5

Competitive Merger Analysis                                          6
                                                                 APPENDIX
Overview of Blue Strategy                                            A

Detailed Financial Data for Neptune                                  B

Selected Transactions in the Banking Industry                        C

                                    EXHIBIT 1
                                EXECUTIVE SUMMARY

OVERVIEW OF DISCUSSIONS WITH BLUE

- Blue has approached Neptune to discuss a possible acquisition of Neptune's public float prior to the expiration of the standstill

-     Blue has suggested that such conversations be based on the following terms

      -     100% cash transaction

      -     $32.00 per Neptune share

-     Blue has indicated that a stock transaction would not be possible

-     Blue has indicated that retaining the current management team is critical

EXECUTIVE SUMMARY

PROPOSITION                                                   ADVANTAGES                                 DISADVANTAGES
-----------------------------------------------------------------------------------------------------------------------------------
                                               -   Blue may have strongest                  -   Few (if any) financial
SALE TO BLUE (RATHER THAN ANOTHER PARTY)           strategic desire                             synergies compared to other
                                                                                                potential acquirors

                                               -   Eliminates the need for a                -   Eliminates ability to use stock
                                                   three-way negotiation involving              as an acquisition currency
                                                   Neptune, Blue, and another buyer
                                                                                            -   Few immediate strategic
                                               -   Neptune may become Blue's                    benefits for Neptune
                                                   platform for U.S. retail banking
                                                   expansion

                                               -   Blue is likely to require no
                                                   restructuring
-----------------------------------------------------------------------------------------------------------------------------------
                                               -   Price                                    -   Few competitive buyers today

SALE TODAY                                     -   Negotiating leverage gained by           -   Neptune stands to realize
                                                   the fact that standstill with Blue           substantial benefits from recent
                                                   is still in place                            improvement in Hawaii's economic
                                                                                                outlook as well as continued
                                               -   Blue is strategically focused                strength of California's economy
                                                   today on Neptune and that could
                                                   change:                                  -   Elimination of pooling may
                                                                                                result in increase in valuation of
                                                   -   Neptune has outperformed                 Neptune (15% of income is
                                                       expectations                             amortization of goodwill)

                                                   -   Blue wants to expand U.S.            -   Fundamental operating outlook
                                                       consumer banking operations              for banks (generally) is not good

                                               -   Benefits of Neptune MOE in 1998          -   Bank merger valuations are near
                                                   are largely realized                         a low point:

                                               -   Elimination of pooling (expected             -   First Union / Wachovia
                                                   in June) makes acquisition more
                                                   difficult for U.S. acquirors                 -   Comerica / Imperial

                                               -   Fundamental operating outlook
                                                   for commercial banks (generally) is
                                                   not good

                                    EXHIBIT 2
                          OUTLOOK FOR BANKING INDUSTRY

GOLDMAN SACHS RESEARCH BANKING OUTLOOK

-     A soft revenue picture will drive moderated earnings growth:

      -     As low as 4-5% in the first quarter

      -     Expect 7-8% for 2001

- Bank revenues have been negatively impacted by slowing loan growth and equity-related activities, including declines in fee income in trust, asset management and brokerage businesses

-     Offsets to slowing loan growth include:

      -     Improving margins

      -     Strong mortgage banking results

      -     Accelerating deposit growth

- Further credit quality deterioration, driven by the slowing economy, is widely expected and may vary regionally:

      -     Middle market commercial

      -     Consumer lending

      -     Syndicated credits, however, have been improving

MULTIPLE DIFFERENTIAL BETWEEN HIGHEST AND LOWEST P/E BANKS
1989-PRESENT

[Line graph showing multiple differential between highest and lowest P/E banks beginning on 12/1989 and ending on 4/11/2001 with the following events noted:]

  1990-91 recession: migration to higher P/E stocks and then movement to lower P/E stocks as the Fed eases in October 1990

     1994 interest rate tightening cycle: migration to higher P/E stocks and then movement to lower P/E stocks as the Fed eases in early 1995

     1998 Asian crisis: migration to higher P/E stocks and then movement to lower P/E stocks as the Fed subsequently eases.

1999-2000   interest rate tightening cycle begins with migration again to higher
            P/E stocks.

     2001 Fed begins to ease rates in January 2001 and then movement to lower P/E stocks

MERGER MARKET ENVIRONMENT


- Merger activity has slowed considerably in the past twelve months due to multiple factors:

      -     Sell-off in the public equity markets in 2000

      - Adverse shareholder reaction to certain large bank mergers, as well as continued "digestion" issues

      -     Substantial shortfalls in meeting earnings expectations

      -     Concerns over deteriorating credit quality

      -     Very limited hostile activity among shareholders

-     Stocks of certain acquirors have underperformed their non-acquiring peers:

      -     Inability to achieve promised expense reduction programs

      -     Potential for reduction in long-term earnings growth rate

- There are a number of arguments for a modest increase in merger activity over the next twelve months:

      - Continued overcapacity in the banking system and substantial cost savings that may result from consolidation

      - Selected active acquirors emerging from major integrations and/or restructurings

      -     Interest in penetrating key geographies

      - Declining organic opportunities causing banks/thrifts to look to acquisitions for continued growth

      -     Lack of success of many non-bank acquisitions

      -     Sellers becoming more accustomed to lower valuations

- However, a number of factors will likely limit any increase in merger activity:

      -     Impact of new accounting rules on transaction activity is unclear

      -     Continuing asset quality concerns

      -     Depressed capital markets

      -     Slower revenue growth and rising expenses

PRICING TRENDS IN THE BANK MERGER MARKET


[Line graph showing pricing trends in the bank merger market for Price/TBV, Price/LTM EPS and Transaction P/E/Buyer P/E beginning 1996 and ending 2000.

The graph notes the following data points:

                         Price/TBV                Price/LTM EPS                 Transaction P/E/Buyer P/E
1996                       2.6x                      19.6x                             1.4x
1997                       3.2x                      20.6x                             1.3x
1998                       3.8x                      27.1x                             1.4x
1999                       3.3x                      21.3x                             1.0x
2000                       2.3x                      14.8x                             1.2x]

S&P MAJOR REGIONAL BANKS - P/E HISTORY
MONTHLY PRICE TO IBES MEDIAN CURRENT YEAR ESTIMATE & RELATIVE TO S&P 500 P/E


                                PRICE TO LTM EPS

[Line graph showing price to median FY1 rolling EPS for S&P major regional banks monthly beginning on 4/1996 and ending 4/2001.]


                          P/E RELATIVE TO S&P 500 P/E

[Line graph showing relative P/E for major regional bank. P/E as a multiple of S&P 500 P/E monthly beginning 4/96 and ending 4/2001.]

BUSINESS COMBINATION CHANGES
IMPACT ON THE BANKING INDUSTRY

ADVANTAGES

- Proposed accounting changes should generally be accretive to EPS and ROEs as compared to the old purchase accounting rules

- Few banks are likely to be subject to large impairment charges upon implementation of the new standard

- New accounting rules may make it even more difficult for foreign buyers to compete with U.S. buyers

      - Reduced earnings dilution from goodwill makes acquisitions more attractive for domestic acquirors

      - Foreign banks may seek U.S. listings in order to compete with U.S. buyers in the future

DISADVANTAGES

- Advantages are likely to be offset in part by the need to recognize identifiable intangibles which will be subject to amortization and reduce GAAP tangible capital

      - The FASB specifically listed core deposit intangibles as needing to be recognized under the new rules

      - These core deposit intangibles not only give rise to amortization charges but in a tax-free transaction require the recognition of a deferred tax liability which results in the creation of additional goodwill, thus reducing GAAP tangible capital

VALUATION

- We expect modest revaluation for the sector as a whole as a result of the proposed changes

      - Some revaluation possible for banks with high current amortization charges

      -     P/E ratios often reflect underlying growth rates

      - There may be increasing valuations for a limited number of banks as a result of merger speculation resulting from the ability to structure leveraged deals or deals involving asset dispositions

BANKS POSITIONED TO BENEFIT THE MOST FROM
SWITCH TO VALUATION BASED ON CASH EPS


- With the implementation of new purchase accounting rules in early 2001, meaningfully positive GAAP EPS revisions may be experienced by a number of banks

- Though the accounting change applies only to goodwill added in purchase transactions rather than deposit or other types of intangibles, most of the difference in banks' cash and GAAP EPS is derived from goodwill added in purchase acquisitions

- Goldman Sachs research believes that the new purchase accounting rules are a highly attractive form of accounting for acquisitions relative to poolings

-  Goodwill is not amortized, but rather subject to an impairment test

   - Active capital management strategies can continue to be deployed subsequent to announcing a deal

   - There will be no restrictions on selling portions of the company acquired since the 10% limitation under pooling rules will no longer apply

   - More flexibility may be taken in upfront charges - covering credit quality or other items


            BANKS WITH LARGEST DIFFERENCES BETWEEN CASH AND GAAP EPS
            --------------------------------------------------------

                                                  2001E Cash / GAAP EPS
                  Company                         Differential (% Change)
         --------------------------               -----------------------
         WELLS FARGO & CO.                               15.0%

         Neptune                                         15.0%

         ZIONS BANCORP                                   12.0%

         First Union Corp.                               11.0%

         City National Corp.                             11.0%

         FIRSTAR CORP. / US BANCORP                      10.0%

         Bank of America                                 10.0%

         Mellon Bank                                      9.0%

         Huntington Bancshares                            9.0%

         PNC Financial                                    9.0%


----------

Note: Companies in bold are potential acquirors of Neptune.

                                   EXHIBIT 3
                        OVERVIEW OF NEPTUNE PERFORMANCE

SUMMARY FINANCIAL DATA FOR NEPTUNE
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                  AT OR FOR THE YEAR ENDED DECEMBER 31,               2001              CAGRS
                                                  -------------------------------------               ----              -----
                                        1996        1997         1998        1999          2000      BUDGET        1999-00  2000-01
                                        ----        ----         ----        ----          ----      ------        -------  -------
BALANCE SHEET:
   Assets                             $ 8,642     $ 8,880     $ 15,929     $ 16,681     $ 18,457    $ 20,116         10.6%     9.0%
   Deposits                             6,507       6,790       12,043       12,878       14,128      15,572          9.7     10.2
   Equity                                 753         801        1,746        1,843        1,989       2,122          7.9      6.7
PROFITABILITY:
   Reported Net Income                $    85     $    93     $     84     $    172     $    216    $    235         25.5%     8.7%
   Normalized Net Income (a)               85          93          106          184          217                     18.3
   Cash Earnings (a)                       91         100          117          217          250         272         15.4      8.7
   Return on Tangible Common Equity      14.9%       15.1%        16.3%        19.7%        20.3%       21.1%
   Net Interest Margin                   4.63        4.77         4.81         4.76         4.75        4.65
   Fee Income Ratio                      22.7%       24.0%        25.0%        23.8%        23.9%       23.5%
   Efficiency Ratio (b)                  64.5        65.5         62.5         54.5         51.5        51.9
CAPITAL ADEQUACY:
   TCE / TA                              7.31%       7.76%        6.81%        7.28%        7.49%       7.07%
   Tier 1 Capital Ratio                  8.49        9.63         8.32         8.80         9.73
   Total Capital Ratio                  11.93       11.87        10.18        10.56        11.39
ASSET QUALITY:
   NPA / Total Loans + OREO              2.20%       1.94%        1.42%        1.15%        0.99%
   NPL / Total Loans (c)                 1.79        1.47         1.14         0.93         0.79
   Reserve / NPL (c)                     81.4%       90.7%       116.3%       138.7%       155.7%
   Net Charge-Offs / Avg. Loans          0.42        0.33         0.31         0.42         0.37
PER SHARE DATA:
   Book Value                         $ 10.85     $ 11.30     $  14.15     $  14.79     $  15.97    $  16.40(d)       8.0%     2.7%
   Diluted Reported EPS                  1.20        1.29         1.05         1.38         1.73        1.87         25.2      8.1
   Diluted Normalized EPS (a)            1.20        1.29         1.32         1.48         1.74        1.87         17.3      7.7
   Diluted Normalized Cash EPS (a)       1.28        1.38         1.46         1.74         2.00        2.16         14.9      8.0
   Dividends                             0.57        0.58         0.58         0.62         0.68        0.76          9.7     11.8

(a)  Adjusted to exclude extraordinary and non-recurring items.

(b)  Excludes amortization of intangibles.

(c)  Nonperforming loans include loans 90 days past due.

(d)  Represents book value per share at 3/31/2001.

SUMMARY FINANCIAL DATA FOR NEPTUNE


                                           QUARTER ENDED,         % CHANGE
                                           --------------
                                       3/31/00        3/31/01     QTR./QTR.
                                       -------        -------     ---------
BALANCE SHEET:
Assets                                $ 17,528       $ 19,419       10.8%
Deposits                                13,326         14,710       10.4
Equity                                   1,870          2,045        9.4
PROFITABILITY:
Reported Net Income                   $     49       $     62       24.9%
Normalized Net Income (a)                   49             64       29.7
Cash Earnings (a)                           58             73       26.1
Return on Tangible Common Equity          19.9%          22.3%
Net Interest Margin                       4.82           4.58
Fee Income Ratio                          23.1%          39.0%
Efficiency Ratio (b)                      53.4           52.9
CAPITAL ADEQUACY:
TCE / TA                                   7.1%           6.9%
ASSET QUALITY:
NPA / Total Loans + OREO                  1.10%          1.04%
NPL / Total Loans (c)                     0.91           0.89
Reserve / NPL (c)                        141.7          146.9%
Net Charge-Offs / Avg. Loans              0.37           0.61
PER SHARE DATA:
Book Value                            $  15.00       $  16.40        9.3%
Diluted Reported EPS                      0.40           0.49       22.5
Diluted Normalized EPS (a)                0.40           0.51       27.5
Diluted Normalized Cash EPS (a)           0.46           0.58       26.1
Dividends                                 0.17           0.19       11.8

(a)  Adjusted to exclude extraordinary and non-recurring items.

(b)  Excludes amortization of intangibles.

(c)  Nonperforming loans include loans 90 days past due.

(d)  Represents book value per share at 3/31/2001.

COMPARISON OF SELECTED WEST COAST BANKS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                  PRICE AS A MULTIPLE OF:              2002 PE/
                                  PRICE AS OF    % OF       MARKET          GAAP               CASH         TANGIBLE     LT
NAME                               (04/17/01)  52-W HIGH     CAP.     2001E     2002E     2001E    2002E       BV      GROWTH
NEPTUNE                            $   24.33         89%  $  3,034     12.8X     11.4X     11.1X    10.1X      2.4X      1.2X

Wells Fargo & Company              $   45.70         82%  $ 78,537     15.8x     14.1x     13.6x    12.3x      4.5x      1.1x

U.S. Bancorp                           22.37         81     42,622     12.7      11.2      11.2     10.0       4.2       0.8

Comerica Incorporated                  54.70         84      9,739     10.8       9.9      10.4      9.5       2.4       0.9

Zions Bancorp                          52.04         83      4,609     16.0      14.3      14.2     12.8       4.0       1.0

UnionBanCal Corporation                27.82         79      4,425      9.3       7.8       9.3      7.8       2.1       0.8

City National Corporation              36.85         90      1,758     12.5      11.2      11.1     10.1       3.2       0.9

Pacific Century Financial Corp.        20.90         91      1,664     12.1      11.1      10.8     10.0       1.5       1.4

Westamerica Bancorporation             36.71         84      1,310     15.6      14.4      15.2     14.1       4.2       1.3

Silicon Valley Bancshares              23.59         37      1,163      9.3       8.1       9.3      8.1       1.9       0.5

Pacific Capital Bancorp                28.05         92        744     12.2      10.9      11.7     10.5       2.7        NA

                                  ----------   --------   --------    -----     -----     -----    -----    ------     -----
MEDIAN                                                                 12.3X     11.1X     11.2X    10.0X      2.9X      0.9X
                                  ----------   --------   --------    -----     -----     -----    -----    ------     -----

                                                                      NPA/
                                            CASH     EFFICIENCY      (LOANS+
NAME                              TCE/TA    ROE     RATIO (a)(b)      REO)
NEPTUNE                             6.9%    20.9%       54.3%          1.0%

Wells Fargo & Company               6.4%    31.9%       52.0%          0.9%

U.S. Bancorp                        6.5     37.6        55.8           1.2

Comerica Incorporated               8.1     23.7        49.3           1.3

Zions Bancorp                       5.3     27.4        60.2           0.7

UnionBanCal Corporation             9.1     13.3        64.1           1.6

City National Corporation           6.2     29.3        56.2           1.0

Pacific Century Financial Corp.     8.0     11.8        58.2           2.1

Westamerica Bancorporation          7.8     25.2        45.0           0.4

Silicon Valley Bancshares          10.2     33.3        45.7           1.1

Pacific Capital Bancorp             7.6     19.9        55.9           0.7

                                  -----     ----    --------      --------
MEDIAN                              7.7%    26.3%       55.8%          1.1%
                                  -----     ----    --------      --------

(a) Non-Interest Expense / (Net Interest Income + Non-Interest Income). Adjusted to exclude non-recurring items.

(b)  Excludes amortization of intangibles.

SUMMARY ANALYST COMMENTS ON NEPTUNE

       COMPANY / ANALYST                      DATE                                        COMMENTS
       -----------------                      ----                                        --------
Goldman Sachs / Lori Appelbaum              1/19/2001      -      Neptune delivered another quarter of 18% EPS growth
                                                                  in the fourth quarter driven by solid revenue
                                                                  momentum, good expense discipline, and modest
                                                                  deterioration in credit trends

                                                           -      Loans grew by 11% over last year driven mostly by
                                                                  the Mainland while Hawaii is beginning to experience
                                                                  some growth in commercial and credit card loans

Fox-Pitt, Kelton / Brian Harvey             1/29/2001      -      Neptune has had an acceleration in its revenue
                                                                  growth from 4% in 1Q '99 to 9% in 4Q '00 due to the
                                                                  strength in the California economy and a rebound in
                                                                  the Hawaiian economy

                                                           -      Neptune has lowered its cash efficiency ratio from
                                                                  56% in 1Q '99 to 51% in 4Q `00

                                                           -      At $26.00 / share, Neptune trades at 11.8x our 2001
                                                                  cash estimate of $2.20 / share or about a 1-2
                                                                  multiple discount to the small-cap group

                                                           -      We believe that Neptune should trade at least in
                                                                  line with the small-cap bank group, given its
                                                                  double-digit earnings growth rate, robust revenue
                                                                  growth, and strong credit quality

Dain Rauscher Wessels / Joe Morford         1/22/2001      -      The majority of Neptune's growth continued to come
                                                                  from the company's mainland operations, but with the
                                                                  strengthening economic recovery in Hawaii, we would
                                                                  expect to see lending activity pick up there as well
                                                                  during the next few quarters

                                                           -      Overall, Neptune turned in another solid performance
                                                                  in 4Q '00, and we are optimistic about its prospects
                                                                  for the year ahead

                                                           -      Currently the shares are trading at 13.5x this
                                                                  year's earnings, representing a 5% premium to the
                                                                  S&P major regional bank median. Over time, we would
                                                                  expect this premium to gradually widen, recognizing
                                                                  the company's impressive track record for
                                                                  consistently delivering high-quality earnings growth

OVERVIEW OF MARKET PERFORMANCE
ANNOTATED PRICE HISTORY


[Line graph showing closing market price (USD) of BancWest Common stock beginning on 4/12/1996 and ending on 12/22/2000 with the following events noted:]

 (5/27/98)     Merger between Neptune and Trident announced.

 (9/22/98)     Management announces that merger with Trident will be less dilutive to earnings than expected due to revision of amortization expense.

 (2/25/1999)   Acquisition of Sierra West Bancorp announced.

 (1/19/2000)   Plan to acquire 68 branches of First Security announced.

 (3/31/2000)   Zions shareholders vote against First Security deal, Neptune's plan to acquire branches falls through.

 (9/18/2000)   Neptune elected as buyer of 30 First Security branches.

NEPTUNE RELATIVE PERFORMANCE
INDEXED PRICE COMPARISON


                                Since the Merger

[Line graph showing indexed price for Neptune, S&P Regional Banks, S&P 500 and Pacific Century beginning on 5/29/1998 and ending on 4/13/2001.]

                                    One Year

[Line graph showing indexed price for Neptune, S&P Regional Banks, S&P 500 and Pacific Century beginning on 4/17/2000 and ending on 4/12/2001.]

NEPTUNE RELATIVE P/E PERFORMANCE
FIVE YEARS

                             Relative Trailing P/E

[Line graph showing price to last twelve months EPS for Neptune P/E and S&P Major Regional Banks P/E beginning on 4/17/1996 and ending on 4/17/2001.]

                                P/E Differential

[Line graph showing LTM P/E differential for Neptune P/E -- S&P Major Regional Banks P/E beginning on 4/17/1996 and ending on 4/17/01.]

TOTAL RETURN ANALYSIS

                                        PACIFIC         PEER         S&P MAJ.
                          NEPTUNE       CENTURY       GROUP (a)     REG. BANKS     S&P 500
                          -------       -------       ---------     ----------     -------
TOTAL RETURN:
5 Years                    95.3%         24.1%         173.7%           NA           91.2%
3 Years                    39.3          (3.5)           8.7          (1.3)%          9.5
1 Year                     41.9           9.2           16.6          24.6          (16.4)
6 Months                   40.2          42.5           14.9          14.1          (11.2)

ANNUALIZED RETURN:
5 Years                    14.3%          4.4%          22.3%           NA           13.8%
3 Years                    11.7          (1.2)           2.8          (0.4)%          3.1

(a) Consists of City National, Comerica, Pacific Capital, Pacific Century, Silicon Valley Bancshares, U.S. Bancorp, Wells Fargo, UnionBanCal, Westamerica and Zions.

TOP FIFTEEN DEPOSITORS IN CALIFORNIA
(DOLLARS IN MILLIONS)

                                                             MARKET
RANK            COMPANY               TOTAL DEPOSITS         SHARE
----            -------               --------------         -----
 1      Bank of America                    $103,123           22.7%
 2      Wells Fargo                          58,005           12.8
 3      Washington Mutual                    56,150           12.4
 4      Union Bank                           23,638            5.2
 5      Golden State                         21,232            4.7
 6      Golden West                          16,581            3.7
 7      Comerica / Imperial                  10,403            2.3
 8      Downey Financial                      7,265            1.6
 9      Neptune                               6,975            1.5
 10     City National                         6,339            1.4
 11     Sanwa                                 6,242            1.4
 12     Citigroup                             6,061            1.3
 13     U.S. Bancorp                          5,452            1.2
 14     Zions                                 5,288            1.2
 15     Silicon Valley Bancshares             4,851            1.1

DISCOUNTED CASH FLOW ANALYSIS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                             PROJECTED                       CAGR
                                                                             ---------
                                        ASSUMP.     2000     2001     2002     2003       2004     2005     2000-05
                                        -------     ----     ----     ----     ----       ----     ----     -------
Net Interest Income                                $  747
Provision for Credit Losses                            60
                                                   ------
  Net Interest Income After Provision                 687
                                                   ------
Non-Interest Income                                   216
                                                   ------
Non-Interest Expense                                  533
                                                   ------
  Pre-tax Income                                      370
                                                   ------
  Provision for Income Taxes                          152
                                                   ------
  NET INCOME                                       $  217
  CASH NET INCOME                                  $  250   $  275   $  304   $  333     $  365   $  399     9.8%
                                                   ======   ======   ======   ======     ======   ======
EPS: (a)
  GAAP                                             $ 1.74   $ 1.90   $ 2.13
  Cash                                               2.00     2.19     2.42   $ 2.65     $ 2.90   $ 3.18     9.7%
    LT Growth Rate                       9.5%                                    9.5%       9.5%     9.5%
Shares Outstanding                                  125.0    125.7    125.7    125.7      125.7    125.7
  DISTRIBUTION TO SHAREHOLDERS            34%      $ 84.7   $ 93.3   $103.1   $112.9     $123.6   $135.4     9.8%
                                                   ======   ======   ======   ======     ======   ======

                             PV OF                 PV OF TERMINAL VALUE
DISCOUNT                  CASH FLOWS      ASSUMING CASH NET INCOME MULTIPLES OF:                       FIRM VALUE
  RATE                    (12/31/00)    12.0X      14.0X       16.0X        18.0X       12.0X       14.0X       16.0X       18.0X
  ----                    ----------    -----      -----       -----        -----       -----       -----       -----       -----
     10.0%                       423    3,272      3,817       4,363        4,908       3,695       4,241       4,786       5,331
     12.5                        396    2,991      3,489       3,988        4,486       3,387       3,885       4,384       4,882
     15.0                        371    2,739      3,196       3,652        4,109       3,110       3,567       4,023       4,480

                                                                                       $29.41      $33.75      $38.09      $42.43
Implied Price per Share                                                                 26.95       30.92       34.88       38.85
                                                                                        24.75       28.38       32.02       35.65

(a)  Based on Company information and I/B/E/S median estimates.

                                    EXHIBIT 4

                        ANALYSIS OF 1998 NEPTUNE MERGER

SUMMARY OBSERVATIONS ON 1998 MOE

-    The merger between Trident and Neptune has been a tremendous success:

     -    EPS is ahead of original forecast

     -    Cost reductions have been achieved as originally forecast

     -    Earnings growth of 13% vs. 5% for Neptune stand-alone

     - Management ability to integrate the two companies is particularly remarkable in light of integration struggles that have plagued many other banks

- Neptune stands poised to take full advantage of a strong California presence as well as a recovering Hawaiian economy:

     -    Approximately 60%-70% of business now outside of Hawaii

     - Acquisitions have added to results (Sierra West, First Security branches)

- Partly as a result of the merger, Neptune trades much better relative to other banks:

     -    3.0-6.0 point P/E disadvantage has been eliminated

     - Although Neptune trades at a premium today, on a cash P/E basis it is a still modest premium

-    Some concerns remain:

     - With cost reductions substantially complete, earnings growth rates could slow (18.3% growth in 2000 vs. 7.5% expected in 2001)

     - Significant consumer credit exposure due to auto lending business (consumer loans and lease finance are 40% of loans)

ANALYSIS OF NEPTUNE/TRIDENT MERGER

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------------      1997-00
                                                 1997A        1998           1999            2000          2001          CAGR
                                                -------      -------       --------        --------      --------      --------
STAND-ALONE (AT TIME OF MERGER): (a)
------------------------------------
Neptune Net Income                               $84.3        $88.7         $ 93.4          $ 98.1         $103.0         5.2%
EPS                                               1.32         1.42           1.49            1.57           1.65         5.8
Trident Net Income                               $62.9        $71.4         $ 81.2          $ 90.5         $101.0        12.9%

                                                                                                                       1999-01
COMBINED (AT TIME OF MERGER) (a):                                                                                        CAGR
---------------------------------                                                                                      --------
Neptune Net Income                                                          $ 93.4          $ 98.1         $103.0         5.0%
Trident Net Income                                                            81.2            90.5          101.0        11.5
                                                                           --------        --------      --------
Subtotal                                                                     174.6           188.6          204.0         8.1
                                                                           --------        --------      --------
Cost Savings (After-tax)                                                      17.7            30.5           31.4
Interest Income (Incremental)                                                 (3.4)           (2.6)          (1.8)
Goodwill Amortization                                                        (28.0)          (28.0)         (28.0)
                                                                           --------        --------      --------
PRO FORMA NET INCOME                                                        $160.9          $188.5         $205.6        13.0%
                                                                           ========        ========      ========
Pro Forma EPS                                                               $ 1.40          $ 1.64         $ 1.79

ACTUAL RESULTS: (b)
-------------------
Neptune Net Income                                                          $ 98.5          $112.0         $116.5
Trident Net Income                                                            91.4           110.0          131.7
Parent/Other                                                                  (6.4)           (4.8)         (12.9)
                                                                           --------        --------      --------
NET INCOME                                                                  $183.5          $217.2         $235.3        13.2%
                                                                           ========        ========      ========
EPS                                                                         $ 1.47          $ 1.74         $ 1.87        12.7
Change in EPS vs. Original Projection                                          4.8%            5.6%           4.2%

(a) Per Management projections at the time of merger.

(b) Adjusted to exclude one-time and non-recurring charges.

ANALYSIS OF NEPTUNE/TRIDENT MERGER
RELATIVE MULTIPLE EXPANSION

                                     P/E                     CASH P/E
                              ------------------         ----------------
                              1998          1999         1998        1999
                              ----          ----         ----        ----
1998:
-----
Neptune                       13.9x         13.2x        12.3x       11.7x
West Coast Avg.               20.6          17.7         18.1        15.8
                              ----          ----         ----        ----
DIFFERENCE                     6.7x          4.5x         5.8x        4.1x
                              ====          ====         ====        ====


                                     P/E                     CASH P/E
                              ------------------         ----------------
                              2000          2001         2000        2001
                              ----          ----         ----        ----
CURRENT:
-------
Neptune                       12.8x         11.4x        11.6x       10.5x
West Coast Avg.               12.6          11.3         11.7        10.5
                              ----          ----         ----        ----
DIFFERENCE                    (0.2)x        (0.1)x        0.1x        0.1x
                              ====          ====         ====        ====

ANALYSIS OF NEPTUNE/TRIDENT MERGER
IMPLIED MERGER VALUE CREATED FOR SHAREHOLDERS

                                            REPRESENTATIVE MULTIPLES:
                            2001E    ---------------------------------------
                             EPS      12.0x     14.0x       16.0x     18.0x
                            -----    ------    ------      ------    ------
Neptune Stand-Alone EPS     $1.65    $19.80    $23.10      $26.40    $29.70

                                      14.0x     16.0x       18.0x     20.0x
                                     ------    ------      ------    ------
Neptune Current             $1.87     26.18     29.92       33.66     37.40

MARGIN                               $ 6.38    $ 6.82      $ 7.26    $ 7.70
                                     ======    ======      ======    ======

                                  Exhibit 4

                     Summary Pro Forma Analysis with Blue

ANALYSIS AT VARIOUS PRICES
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                   CURRENT                          PRICE PER NEPTUNE SHARE
                                    COMPANY         PRICE        ----------------------------------------------------------------
                                     DATA          $24.33         $32.00       $33.00        $34.00        $35.00        $36.00
                                    -------        -------       --------     --------      --------      --------      --------
Aggregate Consideration (a)                                      $4,056       $4,183        $4,310        $4,436        $4,563
IMPLIED PREMIUM:
----------------
Current                                                            31.5 %       35.6 %        39.7 %        43.9 %        48.0 %
52-Week High                                       $27.25          17.4         21.1          24.8          28.4          32.1

Price / EPS:
------------
LTM                                 $  1.85          13.2 x        17.3 x       17.9 x        18.4 x        19.0 x        19.5 x
2001E (b)                              1.90          12.8          16.8         17.4          17.9          18.4          18.9
2002E (b)                              2.13          11.4          15.0         15.5          16.0          16.4          16.9

Price / Cash EPS:
-----------------
LTM                                 $  2.09          11.6 x        15.3 x       15.8 x        16.3 x        16.7 x        17.2 x
2001E (b)(c)                           2.19          11.1          14.6         15.1          15.5          16.0          16.4
2002E (b)(c)                           2.42          10.1          13.2         13.6          14.1          14.5          14.9

Price / Book:
-------------
Stated                              $ 16.40           1.5 x         2.0 x        2.0 x         2.1 x         2.1 x         2.2 x
Tangible                              10.33           2.4           3.1          3.2           3.3           3.4           3.5

Core Deposit Premium (d)            $10,490          16.7 %        26.0 %       27.2 %        28.4 %        29.6 %        30.8 %

----------------------------

(a) Aggregate consideration adjusted to reflect dilutive impact of 4.4 million options outstanding with weighted average strike price of $16.66.

(b)  I/B/E/S median estimate.

(c)  Amortization per management estimates.

(d)  Assumes core deposits represent 71.3% of total deposits.

METHODOLOGY
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

- Neptune cash EPS of $2.19 in 2001 and $2.42 in 2002 (based on IBES median EPS estimates of $1.90 in 2001 and $2.13 in 2002 and management projections for amortization expense)

-    100% cash consideration

-    Pre-tax cost of capital of 6.65% for Blue

-    No synergies or cost savings for Blue

-    Purchase accounting in accordance with French GAAP:

     -    10% of goodwill is treated as identifiable, and is not amortized

     - The remainder is unidentifiable and is amortized over 20 years, the maximum period Blue allows for amortization

-    Key assumptions for Neptune

     -    Stock price as of April 17, 2001

     -    Tax rate of 35%

SUMMARY PRO FORMA ANALYSIS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                  @ $32.00 PER SHARE          @ $34.00 PER SHARE          @ $36.00 PER SHARE
                                                  2001E         2002E         2001E         2002E         2001E         2002E
                                                 ------        ------        ------        ------        ------        ------
NET INCOME:
Blue (Including 45% of Neptune Net Income)       $3,741        $4,059        $3,741        $4,059        $3,741        $4,059
(Less 45% of Neptune Net Income)                    124           137           124           137           124           137
(Less Goodwill Amortization) (a)                     32            32            37            37            41            41
(Less Financing Costs)                               96            96           103           103           109           109
                                                 ------        ------        ------        ------        ------        ------
Blue Adjusted Net Income                         $3,488        $3,793        $3,478        $3,783        $3,468        $3,773
Neptune Net Income                                  275           304           275           304           275           304
                                                 ------        ------        ------        ------        ------        ------
Pro Forma Unadjusted Net Income                   3,763         4,097         3,753         4,087         3,743         4,077
                                                 ------        ------        ------        ------        ------        ------
After-tax Revenue Enhancements                        0             0             0             0             0             0
Synergies Assumed                                     0             0             0             0             0             0
                                                 ------        ------        ------        ------        ------        ------
PRO FORMA ADJUSTED NET INCOME                    $3,763        $4,097        $3,753        $4,087        $3,743        $4,077
                                                 ======        ======        ======        ======        ======        ======

SHARE INFORMATION:
Blue Stand Alone Shares                           448.0         448.0         448.0         448.0         448.0         448.0
Shares Issued in Transaction                        0.0           0.0           0.0           0.0           0.0           0.0
                                                 ------        ------        ------        ------        ------        ------
PRO FORMA SHARES                                  448.0         448.0         448.0         448.0         448.0         448.0

PER SHARE DATA:
Blue Stand-Alone EPS                             $ 8.35        $ 9.06        $ 8.35        $ 9.06        $ 8.35        $ 9.06
Pro Forma EPS                                      8.40          9.15          8.38          9.12          8.35          9.10

Accretion / (Dilution)                              0.6%          0.9%          0.3%          0.7%          0.1%          0.4%

--------------------------------
(a)  10.0% of goodwill is indentifiable and, per French GAAP, not amortized.

                                    EXHIBIT 5

                           COMPETITIVE MERGER ANALYSIS

POTENTIAL ACQUIRORS OF NEPTUNE

(DOLLARS IN MILLIONS)

   NAME / HEADQUARTERS            MARKET CAP ($)    2001 P/E MULTIPLE (a)                   OBSERVATIONS
WELLS FARGO                          78,537               15.8x                 --   Large player in California
  (San Francisco)                                                               --   Does not have significant interest in Hawaii
                                                                                --   Although acquisitive, have recently been
                                                                                     cautious


FIRSTAR / US BANCORP                 42,622               12.7                  --   Are in the process of integrating a merger of
  (Minneapolis)                                                                      equals that closed in February
                                                                                --   Have been very acquisitive in the past
                                                                                     (California Bancshares, Western Bank)


COMERICA                              9,739               10.8                  --   Bought Imperial Bancorp in November (large
  (Detroit)                                                                          decline in stock price following announcement)
                                                                                --   One of the largest commercial banks in
                                                                                     California
                                                                                --   Continue to look for acquisition opportunities


ZIONS                                 4,609               16.0                  --   Failed acquisition of First Security last year
  (Salt Lake City)                                                              --   Have recently begun looking for acquisition
                                                                                     opportunities.  However, Neptune would be a
                                                                                     large deal


FIRST UNION / WACHOVIA               42,619                9.8(a)               --   Recent acquisition of Wachovia by First Union
  (Charlotte)                                                                   --   Have no California retail presence and have
                                                                                     expressed interest in the past


BANK ONE                             42,206               13.7                  --   Recently acquired Wachovia credit card
  (Chicago)                                                                          portfolio
                                                                                --   Have no California retail presence and have
                                                                                     expressed interest in the past


WASHINGTON MUTUAL                    30,445               11.8                  --   Large and acquisitive
  (Seattle)                                                                     --   Strong California presence
                                                                                --   Focused on mortgage / consumer markets

UNIONBANCAL                           4,425                9.3                  --   Valuation has plummeted due to credit quality
  (San Francisco)                                                                    issues
                                                                                --   Have never been acquisitive

(a) Based on 2002 E EPS, pro forma for Wachovia acquisition

OVERVIEW OF ASSUMPTIONS

   -- Neptune cash EPS of $2.19 in 2001 and $2.42 in 2002 (based on IBES median EPS estimates of $1.90 in 2001 and $2.13 in 2002 and management projections for amortization expense)

   --    100% stock consideration

   --    Pre-tax synergies vary according to Buyer:

         -        15% of Neptune NIE for out-of-market buyers

         -        25% of Neptune NIE for in-market buyers

         -        50% of synergies phase-in in 2001, 100% in 2002

   --    Two accounting scenarios:

         -        "Old" Pooling Accounting

         -        "New" Purchase Accounting

                  - Excess of consideration over target tangible book value booked as goodwill, not amortized

                  - Identifiable intangible deposit amortization equal to 6.0% of target's deposits, amortized over 8 years

   --    Key assumptions for Neptune

         -        Stock prices as of April 17, 2001

         -        Balance sheet items as of March 31, 2001

         -        IBES EPS estimates

         -        Tax rate of 40%

SUMMARY COMPETITIVE MERGER ANALYSIS - POOLING
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

   [Bar graph showing summary competitive merger analysis based on a pooling accounting method.]

--------------------------------------

Wells    Zions       USB     Comerica
-----    -----       ---     --------
$37.50   $35.96    $28.12     $26.80

Market Cap. (bn)             $78.5       $4.6         $42.6      $9.7
2001 P/E                      15.8x      16.0x         12.7x     10.8x
Pro Forma TCE / TA             6.1%       6.1%          6.5%      8.2%
Neptune Ownership              5.7        49.5          7.6      25.7

SUMMARY COMPETITIVE MERGER ANALYSIS - PURCHASE
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


   [Bar graph showing summary competitive merger analysis based on a purchase accounting method.]
-------------------------------------------------

Blue     Wells     Zions      USB       Comerica
-----    -----     -----      ---       --------
$39.45   $32.92    $31.08     $24.30    $23.17


Market Cap. (bn)            $38.8         $78.5        $4.6        $42.6        $9.7
2001 P/E                     10.4x         15.8x       16.0x        12.7x       10.8x
Pro Forma TCE / TA            NA            6.1%        6.1%         6.5%        8.2%
Neptune Ownership             0.0           5.1        45.9          6.7        23.0

                                   APPENDIX A
                            OVERVIEW OF BLUE STRATEGY

OVERVIEW OF BLUE'S STRATEGY


- In October, 1999, Blue publicly announced that it intended to invest as much as E3.5 billion into its retail business in an effort to expand both its retail banking and specialty finance capabilities

- Since the announcement, Blue has made a couple of acquisitions in the specialty finance business:

     -    Acquired BD Lease, a French leasing company, for E20 million

     -    Bought PHH Europe, an auto finance business, for E1.0 billion

     - At a November analyst meeting, management announced interest in pursuing Banque Hervet, a French retail bank as well as an investment in Asia, likely to be in Singapore

- In addition, management acknowledged to analysts that it continues to consider pursuing Neptune's expansion within the United States

     - May seek to continue to build out Neptune's franchise in the Western half of the United States

     -    Unlikely to expand much outside of Neptune

- Lastly, Blue, like many of Europe's largest banks, has little desire to list shares on an American exchange in order to facilitate acquisitions in the United States

     - Unlike European peers, Blue has luxury of an existing acquisition platform in the United States

SELECTED ANALYST COMMENTS ON VALUE OF NEPTUNE TO BLUE


            COMPANY / ANALYST                    DATE                            COMMENTS
--------------------------------------------------------------------------------------------------------------

Dresdner Kleinwort Benson / Alain Tchibozo    12/11/2000     -   The only areas that represent strong growth
                                                                 potential for Blue outside France are Africa
                                                                 and California / Hawaii (Neptune)

                                                             -   With 250 branches and 5,000 employees,
                                                                 Neptune is benefiting from an uptick in loan
                                                                 production in California and Hawaii, sparked
                                                                 by economic recovery in Asian countries. We
                                                                 expect Neptune, which was created through a
                                                                 series of small mergers, to press ahead with
                                                                 its acquisition strategy and carve out a
                                                                 place for itself as a major local player


Deutsche Bank / Jean Baptiste Bellon          11/16/2000     -   Foreign profits grew for the third quarter,
                                                                 reflecting the good contribution of Neptune.
                                                                 This regional bank has a rather specific
                                                                 position in the US, being a community bank
                                                                 with Hawaiian exposure (a different economic
                                                                 cycle than on the mainland) and there have
                                                                 been no worries as yet about NPL's (down 5%
                                                                 at 88bp in Q3)


Meeschaert - Rousselle / Philippe Leonnard    11/11/2000     -   A key to Blue's strategy is a targeted
                                                                 acquisition drive funded by E1.2 billion in
                                                                 allocated capital to retail banking outside
                                                                 France, for which Neptune is the primary
                                                                 growth motor

                                                             -   In retail banking outside France, the group
                                                                 will mainly funnel its external growth drive
                                                                 through Neptune to expand its presence in
                                                                 the western part of the United States.
                                                                 Neptune is a good example of how to carry
                                                                 out a successful acquisition drive.
                                                                 Highlights of this success include a
                                                                 doubling of branch agencies since 1998, a
                                                                 trebling of total assets, and, above all, a
                                                                 doubling of net profit accompanied by robust
                                                                 ROE growth


Commerzbank / Daniel Garrod                    9/8/2000      -   Blue is the most internationally focused
                                                                 retail bank of its domestic peers. We are
                                                                 particularly encouraged by the healthy
                                                                 contribution from the US subsidiary, Neptune

                                                             -   International retail banking still only
                                                                 accounts for a low percentage of operating
                                                                 income (10% at 12/31/99), however, its
                                                                 return on equity is high at 21%. We are very
                                                                 positive about the increased international
                                                                 focus of the group, particularly America,
                                                                 and would like to see further expansion

                                                             -   We continue to remain positive about
                                                                 the continued healthy contribution of
                                                                 Neptune, which will produce a return on
                                                                 equity in excess of that for the domestic
                                                                 retail division

                                   APPENDIX B
                       DETAILED FINANCIAL DATA FOR NEPTUNE

SUMMARY INCOME STATEMENT - YEARLY
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                 FOR THE YEAR ENDED DECEMBER 31,                                    CAGRS
                                          ----------------------------------------------       2001        -------------------
                                           1996      1997      1998      1999      2000       BUDGET       1999-01     1999-00
                                          ------    ------    ------    ------    ------      ------       -------     -------
Interest Income                           $  621    $  651    $  750    $1,136    $1,310      $1,472          13.9%       15.3%
Interest Expense                             271       281       316       447       563         661          21.7        26.0
                                          ------    ------    ------    ------    ------      ------
  Net Interest Income                        350       370       434       689       747         811           8.5         8.4
Provision for Credit Losses                   25        20        31        55        60          56           0.7         9.3

Non-Interest Income:
  Service Charges on Deposit Accounts                   32        40        68        75                                  10.4
  Trust and Investment Service Income                   25        27        33        36                                  10.8
  Other Service Charges and Fees                        34        40        65        73                                  11.9
  Securities Gains (Losses)                              0         0         0         0                                    NM
  Other                                                 19        27        32        32                                  (0.3)
                                          ------    ------    ------    ------    ------      ------
    Total Non-Interest Income                 96       111       134       198       216         232           8.4         9.3
                                          ------    ------    ------    ------    ------      ------

Non-Interest Expense:
  Salaries and Wages                                   126       131       182       185                                   1.6
  Employee Benefits                                     39        39        52        55                                   6.3
  Occupancy Expenses                                    42        47        60        63                                   4.4
  Outside Services                                      13        22        45        46                                   2.7
  Intangible Amortization                                9        14        36        37                                   2.3
  Equipment Expense                                     28        29        30        29                                  (3.9)
  Non-Operating Charges                                 --        26        18         1                                 (92.8)
  Other                                                 66        85       113       118                                   4.8
                                          ------    ------    ------    ------    ------      ------
    Total Non-Interest Expense               297       322       392       535       534         585           4.5        (0.2)
                                          ------    ------    ------    ------    ------      ------
Income Before Income Taxes                   124       138       145       296       369         403          16.6        24.5
Provision for Income Taxes                    39        45        61       124       152         167          16.3        23.0
                                          ------    ------    ------    ------    ------      ------
  NET INCOME                              $   85    $   93    $   84    $  172    $  216      $  235          16.8%       25.5%
                                          ======    ======    ======    ======    ======      ======
NORMALIZED NET INCOME(a)                  $   85    $   93    $  106    $  184    $  217      $  235
                                          ======    ======    ======    ======    ======      ======
  % Change                                   6.0%      9.4%     13.9%     72.8%     18.3%        8.4%

AVERAGE SHARES OUTSTANDING:
  Basic                                     68.7      70.9      79.5     124.0     124.6
  Diluted                                   71.0      72.4      80.4     124.7     125.0       125.6

EARNINGS PER SHARE:
  Basic (Reported)                        $ 1.24    $ 1.31    $ 1.06    $ 1.39    $ 1.74
  Diluted (Reported)                        1.20      1.29      1.05      1.38      1.73      $ 1.87
  Diluted (Normalized)(a)                   1.20      1.29      1.32      1.47      1.74        1.87

(a) Excludes extraordinary and non-recurring charges.

SUMMARY INCOME STATEMENT - QUARTERLY
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                       For the Quarter Ended,
                                        ----------------------------------------------------------------------------------
                                        3/31/98   6/30/98   9/30/98   12/31/98      3/31/99   6/30/99   9/30/99   12/31/99
                                        -------   -------   -------   --------      -------   -------   -------   --------
Interest Income                           $ 151     $ 153     $ 172      $ 274        $ 277     $ 278     $ 288      $ 293
Interest Expense                             66        66        73        111          108       109       113        116
  Net Interest Income                        86        86        99        163          168       169       176        176
                                        -------   -------   -------   --------      -------   -------   -------   --------
Provision for Credit Losses                   4         8         7         12           10        13        12         20

Non-Interest Income:
  Service Charges on Deposit Accounts         7         7         9         16           16        17        17         18
  Trust and Investment Service Income         7         6         7          7            9         8         8          8
  Other Service Charges and Fees              8         8        10         13           16        18        14         17
  Securities Gains (Losses)                  (0)       --         0         (0)          (0)       (0)       (0)         0
  Other                                       3        10         4         11            6         6         7         12
                                        -------   -------   -------   --------      -------   -------   -------   --------
    Total Non-Interest Income                25        31        30         47           47        50        46         55
                                        -------   -------   -------   --------      -------   -------   -------   --------

Non-Interest Expense:
  Salaries and Wages                         28        28        32         44           45        46        45         46
  Employee Benefits                           8         7         9         15           13        14        14         11
  Occupancy Expenses                         10        10        11         17           15        15        15         15
  Outside Services                           NA        NA        NA         22           11        10        11         12
  Intangible Amortization                     1         3         2          7            9         9         9          9
  Equipment Expense                           6         7         7          9            8         8         8          7
  Non-Operating Charges                      --        --        --         26            1         1        16          0
  Other                                      20        22        22         21           28        29        27         29
                                        -------   -------   -------   --------      -------   -------   -------   --------
    Total Non-Interest Expense               73        76        82        160          130       131       145        129
                                        -------   -------   -------   --------      -------   -------   -------   --------
Income Before Income Taxes                   33        34        40         38           75        74        65         82
Provision for Income Taxes                             12        15         34           32        30        28         34
                                        -------   -------   -------   --------      -------   -------   -------   --------
  NET INCOME                              $  33     $  22     $  25      $   4        $  43     $  45     $  37      $  48
                                        =======   =======   =======   ========      =======   =======   =======   ========
NORMALIZED NET INCOME(a)                  $  33     $  22     $  25      $  26        $  43     $  45     $  47      $  48
                                        =======   =======   =======   ========      =======   =======   =======   ========

AVERAGE SHARES OUTSTANDING:
  Basic                                    62.4      62.3      70.8      122.6        123.5     123.7     124.4      124.6
  Diluted                                  62.7      62.7      71.4      124.7        124.4     124.3     125.2      124.9

EARNINGS PER SHARE:
  Basic (Reported)                        $0.53     $0.35     $0.36      $0.03        $0.34     $0.36     $0.30      $0.39
  Diluted (Reported)                       0.53      0.35      0.36       0.03         0.34      0.36      0.29       0.39
  Diluted (Normalized)(a)                  0.53      0.35      0.36       0.21         0.35      0.36      0.38       0.39

                                                        For the Quarter Ended,
                                        ---------------------------------------------------
                                        3/31/00   6/30/00   9/30/00   12/31/00      3/31/01
                                        -------   -------   -------   --------      -------
Interest Income                           $ 301     $ 324     $ 338      $ 346        $ 339
Interest Expense                            122       138       148        155          149
  Net Interest Income                       179       187       190        191          189
                                        -------   -------   -------   --------      -------
Provision for Credit Losses                  13        16        15         16           35

Non-Interest Income:
  Service Charges on Deposit Accounts        17        18        19         20           20
  Trust and Investment Service Income         9         9         9          9            9
  Other Service Charges and Fees             18        18        18         19           18
  Securities Gains (Losses)                   0        (0)       (0)         0           41
  Other                                       6        13         7          6            9
                                        -------   -------   -------   --------      -------
    Total Non-Interest Income                50        58        54         54           98
                                        -------   -------   -------   --------      -------

Non-Interest Expense:
  Salaries and Wages                         45        45        47         48           49
  Employee Benefits                          14        14        14         14           18
  Occupancy Expenses                         15        16        16         16           16
  Outside Services                           12        12        11         11           12
  Intangible Amortization                     9         9         9          9           10
  Equipment Expense                           7         7         7          8            8
  Non-Operating Charges                      --        --        --          1            4
  Other                                      29        32        28         29           33
                                        -------   -------   -------   --------      -------
    Total Non-Interest Expense              132       135       131        135          150
                                        -------   -------   -------   --------      -------
Income Before Income Taxes                   85        93        97         93          103
Provision for Income Taxes                   35        39        40         37           41
                                        -------   -------   -------   --------      -------
  NET INCOME                              $  49     $  54     $  57      $  56        $  62
                                        =======   =======   =======   ========      =======
NORMALIZED NET INCOME(a)                  $  49     $  54     $  57      $  57        $  64
                                        =======   =======   =======   ========      =======

AVERAGE SHARES OUTSTANDING:
  Basic                                   124.6     124.7     124.7      124.5        124.7
  Diluted                                 124.7     125.0     125.1      125.4        125.6

EARNINGS PER SHARE:
  Basic (Reported)                        $0.40     $0.43     $0.46      $0.45        $0.50
  Diluted (Reported)                       0.40      0.43      0.45       0.45         0.49
  Diluted (Normalized)(a)                  0.40      0.43      0.45       0.45         0.51

YEAR-END LOAN PORTFOLIO
(DOLLARS IN MILLIONS)

                                                                   At December 31,
                                              --------------------------------------------------------
                                                     1996                1997                1998
                                              ----------------    ----------------    ----------------
                                                 $         %         $         %         $         %
                                              -------    -----    -------    -----    -------    -----
OUTSTANDING LOANS AND LEASES:
  DOMESTIC:
    Commercial, Financial and Agricultural    $ 1,482     23.7%   $ 1,710     25.2%   $ 2,233     18.7%
    Real Estate:
      Commercial                                1,421     22.8      1,509     22.2      2,284     19.1
      Construction                                262      4.2        228      3.4        430      3.6
      Residential                               1,963     31.4      1,980     29.2      2,692     22.5
                                              -------    -----    -------    -----    -------    -----
        Total Real Estate                       3,646     58.4      3,717     54.7      5,406     45.2
                                              -------    -----    -------    -----    -------    -----
    Consumer                                      590      9.5        689     10.1      2,583     21.6
    Lease Financing                               245      3.9        338      5.0      1,361     11.4

  FOREIGN:
    Commercial and Industrial                      55      0.9         68      1.0         81      0.7
    Other                                         225      3.6        270      4.0        301      2.5
                                              -------    -----    -------    -----    -------    -----
      Total Foreign                               280      4.5        338      5.0        382      3.2
                                              -------    -----    -------    -----    -------    -----
  TOTAL LOANS AND LEASES                      $ 6,243    100.0%   $ 6,792    100.0%   $11,965    100.0%
                                              =======    =====    =======    =====    =======    =====

NON-PERFORMING ASSETS:
  Nonperforming Loans:
    Nonaccrual Loans                          $    49     35.5%   $    27     20.4%   $    62     36.1%
    Restructured Loans                             30     21.8         37     28.4         37     21.5
                                              -------    -----    -------    -----    -------    -----
      Total NPL                                    79     57.4         64     48.8         98     57.6
                                              -------    -----    -------    -----    -------    -----
    OREO                                           26     19.0         32     24.4         34     20.2
    Accruing Loans 90 Days Past Due                33     23.6         35     26.8         38     22.2
                                              -------    -----    -------    -----    -------    -----
      TOTAL NONPERFORMING ASSETS              $   138    100.0%   $   132    100.0%   $   171    100.0%
                                              =======    =====    =======    =====    =======    =====

SELECTED RATIOS:
  NPA / Total Assets                             1.60%               1.49%               1.07%
  NPA / Total Loans + REO                        2.20                1.94                1.42
  NPL(inc. 90 Days Past Due) / Total Loans       1.79                1.47                1.14
  Reserve / Total Loans                          1.46%               1.33%               1.32%
  Reserve / NPL(inc. 90 Days Past Due)           81.4                90.7               116.3
  Net Charge Offs / Avg. Loans                   0.42                0.33                0.31

                                                          At December 31,              Quarter Ended
                                              ------------------------------------    ----------------
                                                     1999                2000             3/31/2001
                                              ----------------    ----------------    ----------------
                                                 $         %         $         %         $         %
                                              -------    -----    -------    -----    -------    -----
OUTSTANDING LOANS AND LEASES:
  DOMESTIC:
    Commercial, Financial and Agricultural    $ 2,213     17.7%   $ 2,605     18.6%
    Real Estate:
      Commercial                                2,467     19.7      2,618     18.7
      Construction                                408      3.3        406      2.9
      Residential                               2,363     18.9      2,360     16.9
                                              -------    -----    -------    -----
        Total Real Estate                       5,238     41.8      5,384     38.5
                                              -------    -----    -------    -----
    Consumer                                    2,987     23.9      3,600     25.8
    Lease Financing                             1,738     13.9      2,038     14.6

  FOREIGN:
    Commercial and Industrial                      65      0.5         66      0.5
    Other                                         283      2.3        279      2.0
                                              -------    -----    -------    -----
      Total Foreign                               348      2.8        345      2.5
                                              -------    -----    -------    -----    -------
  TOTAL LOANS AND LEASES                      $12,524    100.0%   $13,972    100.0%   $14,203
                                              =======    =====    =======    =====    =======

NON-PERFORMING ASSETS:
  Nonperforming Loans:
    Nonaccrual Loans                          $    77     53.4%   $    85     61.2%   $   101     68.5%
    Restructured Loans                             21     14.5          9      6.5          7      4.9
                                              -------    -----    -------    -----    -------    -----
      Total NPL                                    98     67.9         94     67.7        108     73.4
                                              -------    -----    -------    -----    -------    -----
    OREO                                           28     19.6         27     19.9         21     14.0
    Accruing Loans 90 Days Past Due                18     12.4         17     12.4         19     12.6
                                              -------    -----    -------    -----    -------    -----
      TOTAL NONPERFORMING ASSETS              $   145    100.0%   $   138    100.0%   $   147    100.0%
                                              =======    =====    =======    =====    =======    =====

SELECTED RATIOS:
  NPA / Total Assets                             0.87%               0.75%               0.76%
  NPA / Total Loans + REO                        1.15                0.99                1.04
  NPL(inc. 90 Days Past Due) / Total Loans       0.93                0.79                0.89
  Reserve / Total Loans                          1.29%               1.23%               1.31%
  Reserve / NPL(inc. 90 Days Past Due)          138.7               155.7               146.9
  Net Charge Offs / Avg. Loans                   0.42                0.37                0.15

                                   APPENDIX C
                  SELECTED TRANSACTIONS IN THE BANKING INDUSTRY

OVERVIEW OF SELECTED U.S. BANK & THRIFT TRANSACTIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)



U.S. BANK AND THRIFT MERGER TRANSACTIONS -- 2000(a)
(DOLLARS IN MILLIONS)

                                                                                                     PREMIUM TO
                                                      ANNC'D     DEAL    PRICE/   PRICE/   PRICE/       CORE      PREMIUM TO
BUYER                       SELLER                     DATE      VALUE     BV      TBV     LTM EPS    DEPOSITS     MARKET(b)
----------------------------------------------------------------------------------------------------------------------------
ABN Amro                    Michigan National(c)     11/24/00   $2,750    1.9x     3.1x     18.4x       29.1%          NA

Fifth Third                 Old Kent                 11/20/00    4,900    3.1      3.3      18.4        23.7         35.5%

Comerica                    Imperial Bancorp         11/1/00     1,300    2.6      2.6      16.2        12.7         14.0

Washington Mutual           Bank United              8/21/00     1,426    1.7      1.9      11.6        11.0         20.0

M&T Bank                    Keystone Financial       5/17/00     1,027    1.8      2.0      12.5        10.4         33.4

Wells Fargo                 First Security           4/10/00     2,778    1.6      2.0      10.2        11.5         17.6

National Commerce           CCB Financial Corp.      3/20/00     1,930    2.7      2.7      14.8        20.7         42.7

BB&T Corp.                  One Valley Bancorp       2/7/00      1,202    2.1      2.3      15.1        16.6         28.6

----------------------------------------------------------------------------------------------------------------------------
MEDIAN                                                                    2.1x     2.3x     14.8x       12.7%        28.6%
============================================================================================================================

U.S. BANK AND THRIFT MERGER TRANSACTIONS -- 1999(a)
(DOLLARS IN MILLIONS)

                                                                                                     PREMIUM TO
                                                      ANNC'D     DEAL    PRICE/   PRICE/   PRICE/       CORE      PREMIUM TO
BUYER                       SELLER                     DATE      VALUE     BV      TBV     LTM EPS    DEPOSITS     MARKET(b)
----------------------------------------------------------------------------------------------------------------------------
Royal Bank of Scotland      UST Corporation          6/21/99     1,400    2.6      2.9      20.0        23.4         32.0

Fifth Third Bancorp         CNB Bancshares           6/16/99     2,363    3.2      3.4      22.4        36.6         44.0

Charter One Financial       St. Paul Bancorp         5/17/99     1,207    2.4      2.4      20.3        18.7         17.1

----------------------------------------------------------------------------------------------------------------------------
MEDIAN                                                                    2.6x     2.9x     20.3x       23.4%        32.0%
============================================================================================================================

--------------------------------------------------------------------------------
(a) Announced deal values between $500 million and $5 billion.
(b) Premium to market 6 business days prior to announcement.
(c) Owned by National Australia.

OVERVIEW OF SELECTED U.S. BANK & THRIFT TRANSACTIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


U.S. BANK AND THRIFT MERGER TRANSACTIONS -- 1998(a)
(DOLLARS IN MILLIONS)

                                                                                                     PREMIUM TO
                                                      ANNC'D     DEAL    PRICE/   PRICE/   PRICE/       CORE      PREMIUM TO
BUYER                       SELLER                     DATE      VALUE     BV      TBV     LTM EPS    DEPOSITS     MARKET(b)
----------------------------------------------------------------------------------------------------------------------------
Charter One Financial       ALBANK Finl Corp.        6/15/98     1,076    2.6      3.3      23.1        24.9         40.5

Roslyn Bancorp              TR Financial             5/26/98     1,071    4.0      4.0      27.2        41.6         9.5

Astoria Financial           Long Island Bancorp      4/3/98      1,766    3.0      3.0      32.1        35.6         10.1

Union Planters Corp         Magna Group              2/23/98     2,240    3.0      3.9      27.8        36.9         32.1

Regions Financial           First Commercial         2/9/98      2,707    4.0      4.2      26.1        40.1         10.6

----------------------------------------------------------------------------------------------------------------------------
MEDIAN                                                                    3.0x     3.9x     27.2x       36.9%        10.6%
============================================================================================================================

--------------------------------------------------------------------------------
(a) Announced deal values between $500 million and $5 billion.
(b) Premium to market 6 business days prior to announcement.


U.S. BANK AND THRIFT MERGER TRANSACTIONS -- 1997(a)
(DOLLARS IN MILLIONS)

                                                                                                     PREMIUM TO
                                                      ANNC'D     DEAL    PRICE/   PRICE/   PRICE/       CORE      PREMIUM TO
BUYER                       SELLER                     DATE      VALUE     BV      TBV     LTM EPS    DEPOSITS     MARKET(b)
----------------------------------------------------------------------------------------------------------------------------
First American Corp         Deposit Guaranty         12/7/97     2,693    4.2      5.4      29.8        45.6         32.8

Bank One Corporation        First Commerce Corp      10/20/97    3,061    3.5      3.6      23.3        39.0         16.0

First Union Corp.           Signet Banking Corp      7/21/97     3,323    3.5      3.6      34.6        30.9         43.1

Wachovia Corp               Central Fidelity         6/24/97     2,303    2.8      3.0      20.6        21.9         20.9

Allied Irish Banks          Dauphin Deposit Corp     1/21/97     1,357    2.4      2.5      19.4        24.2         32.3

----------------------------------------------------------------------------------------------------------------------------
MEDIAN                                                                    3.5x     3.6x     23.3x       30.9%        32.3%
============================================================================================================================

--------------------------------------------------------------------------------
(a) Announced deal values between $500 million and $5 billion.
(b) Premium to market one week prior to announcement.

OVERVIEW OF SELECTED U.S. BANK & THRIFT TRANSACTIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


U.S. BANK AND THRIFT MERGER TRANSACTIONS -- 1995(a)
(DOLLARS IN MILLIONS)


                                                                                                     PREMIUM TO
                                                      ANNC'D     DEAL    PRICE/   PRICE/   PRICE/       CORE      PREMIUM TO
BUYER                       SELLER                     DATE      VALUE     BV      TBV     LTM EPS    DEPOSITS     MARKET(b)
----------------------------------------------------------------------------------------------------------------------------
Fleet Fin'l Group           National Westminster     12/19/95    3,260    1.0      1.6      12.2         6.1           NA

BankBoston Corp.            BayBanks, Inc            12/12/95    2,047    2.2      2.3      15.3        12.5         22.8

CoreStates Financial        Meridian Bancorp         10/10/95    3,193    2.1      2.4      18.3          NA         24.1

UJB Financial               Summit Bancorp           09/11/95    1,134    2.4      2.5      34.7        16.1         31.9

NationsBank Corp.           Bank South Corp.         09/05/95    1,625    2.4      2.8      21.5        22.7         23.7

National City Corp.         Integra Financial        08/28/95    2,112    2.0      2.1      13.1        14.9         24.6

Boatmen's Bancshares        Fourth Financial         08/25/95    1,180    1.8      2.2      17.2        11.2          9.6

PNC Bank Corp.              Midlantic Corp           07/10/95    3,043    2.1      2.3      11.3        17.0         40.4

Union Bank of CA.           BanCal Tri-State         05/19/95    1,006    1.4      1.4       5.2         7.4           NA

US Bancorp                  West One Bancorp         05/08/95    1,475    1.9      2.1      13.9        12.8         42.3

Fleet Fin'l Group           Shawmut National         02/21/95    3,697    1.8      1.9      16.0         9.6         42.0

Nat'l Australia Bank        Michigan Nat'l Corp      02/05/95    1,518    1.8      1.8      10.1        10.5         26.4

----------------------------------------------------------------------------------------------------------------------------
MEDIAN                                                                    2.0x     2.1x     14.6x       12.5%        25.5%
============================================================================================================================

--------------------------------------------------------------------------------
(a) Announced deal values between $500 million and $5 billion.
(b) Premium to market one week prior to announcement.